Exhibit 10.30

Separation Agreement

This Separation Agreement (“Agreement”) is entered into by Skullcandy (the “Company”) and Nathan Morley (“Employee.”)

1.    Termination of Employment. Employee acknowledges Employee’s employment with the Company was terminated effective September 13, 2013 (“Separation Date”), after which date Employee performed no further duties, functions or services for the Company.

2.    Payment of Moneys Owed. Employee acknowledges the Company has paid all compensation owed to Employee as a result of Employee’s employment with the Company, including but not limited to Employee’s salary/wages through the Separation Date, all accrued but unused vacation/flex time through that date, all commissions and/or bonuses owed to Employee, and all business expenses, if any, incurred by Employee as a result of Employee’s employment with the Company. Employee further agrees that he has no present claim for wages or benefits, and that he is not and would not be entitled to any future wages or benefits pursuant to any claims, other than the severance pay and benefits under this Agreement.

3.    Additional Payment. Within fourteen (14) days after the execution of this Agreement, the Company shall pay Employee a lump sum in the gross amount equal to $123,076.07 less appropriate income tax withholding and payroll deductions. The payment of this additional amount does not constitute continued employment or contractor status with the Company.

4.    Medical Insurance Continuation. If Employee elects to continue coverage for himself and his family under the Company’s group medical plan pursuant to COBRA, the Company shall pay the premiums to continue such coverage from October 1, 2013 through December 31, 2013, for a period of three (3) months. Thereafter, Employee shall be solely responsible for any COBRA payments or continued coverage under the Company’s medical plan (under the terms of COBRA).

5.    Acknowledgment of Full Payment. Employee acknowledges the payments and arrangements described in paragraphs 2 through 4 above shall constitute full and complete satisfaction of any and all amounts due and owing to Employee as a result of Employee’s employment with the Company and/or the termination of employment, and that in the absence of this Agreement, Employee would not be entitled to, among other things, the payments specified in paragraph 3 above and the continued medical insurance coverage specified in the first sentence of paragraph 4 above.

6.    Options. In accordance with IRS guidelines, Employee has 90-days from the Separation Date to exercise his vested stock options (if any), after which time any unexercised options will be cancelled and forfeited.

7.    Unemployment Benefits. The Company will not contest Employee’s application for unemployment insurance benefits, if any, as a result of this Agreement. The Company does not admit or deny, by so doing, that Employee had a right to receive unemployment insurance benefits.

8.    Non-Disclosure of Confidential Information. Employee acknowledges and agrees that Employee has not revealed and will not reveal in the future, nor use for Employee’s own purposes, any trade secret, proprietary information or any confidential information about the Company, its products, its service, its customers, or its methods of doing business. Employee further acknowledges his obligations under the Company’s Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreements, entered into as a condition of his employment, including, without limitation, his duties related to confidential Company information, non-solicitation of Company employees, and inventions made during his tenure at the Company.

9.    Return of Company Property. No later than the Separation Date, Employee shall return all property issued by the Company, including without limitation, all keys, access cards, credit cards, calling cards, computer hardware and software, cellular phones, pdas, blackberries and other mobile communications devices, and any and all confidential or proprietary Documents. For purposes of this Agreement, the term “Documents” means any written records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, forms, or any other written material, whether in physical or digital form.

10.    Release and Discharge of Claims. Except as to such rights or claims as may be created by this Agreement, Employee hereby irrevocably and unconditionally remises, releases, and forever discharges the Company and any predecessor, successor, parent, subsidiary or affiliated corporation, and all present or former directors, officers, agents, employees, insurers, representatives, and attorneys, (and directors, officers, agents, employees, insurers, representatives, and attorneys of any parent, subsidiary, or affiliated corporations), and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, fixed or contingent, which any of them ever had or now has against the Releasees, from the beginning of time to the date of this Agreement, including but without limitation on the foregoing general terms, any claims arising from or relating to Employee’s employment relationship with the Company or the termination thereof, including any claims arising from any alleged breach of contract, covenant of good faith and fair dealing, wrongful termination, tort or any violation of any federal, state or local statutes, ordinances or common law, including but not limited to: (1) the Civil Rights Act of 1964, as amended; (2) 42 U.S.C. § 1981; (3) the California Fair Employment and Housing Act (which prohibits discrimination and harassment based upon race, religion, sex, age, color, national origin, disability, medical condition, marital status and similar protected categories); (4) Section 503 of the Rehabilitation Act of 1973; (5) the Americans with Disabilities Act; (6) the Fair Labor Standards Act (including the Equal Pay Act); (7) the California Penal Code; (8) the California Constitution; (9) the California Labor Code; (10) the Federal and California Family and Medical Leave Acts; (11) the Employee Retirement Income Security Act, as amended; (12) the Federal and California Worker Adjustment and Retraining Notification Act; (13) the Age Discrimination in Employment Act of 1967 (“ADEA”); and (14) the Older Workers Benefit Protection Act (“OWBPA”) which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold against any of the Releasees relating to any conduct occurring prior to and including the date of execution of this Agreement.

In addition, if Employee is 40 years old or older at the time of this Agreement and in return for the consideration identified in Paragraphs 3 and 4 above, Employee specifically represents that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have for age discrimination under the ADEA or OWBPA.

11.    Knowing and Voluntary Waiver. Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

For the purposes of implementing a full and complete release and discharge of Releasees, Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which Employee does not know or suspect to exist at the time of execution of this Agreement related to Employee’s employment with the Company and/or the termination of that employment.

12.    Consideration Period. If (and only if) Employee is 40 years old or older at the time of this Agreement and in accordance with the ADEA and OWBPA, Employee acknowledges that: (1) Employee has been advised by the Company that Employee is entitled to a period of forty-five (45) days from the Separation Date within which to consider this Agreement before signing it; (2) Employee is free to sign this Agreement at any time prior to the expiration of this forty-five (45) day period if Employee so wishes; (3) Employee expressly acknowledges that Employee has taken sufficient time to consider this Agreement before signing it; and (4) this Agreement is written in a manner that Employee can understand, and Employee has fully considered the terms and conditions of this Agreement. If Employee is under the age of 40 at the time of this Agreement, Employee has forty-five (45) days from the Separation date to execute and return the Agreement to the Company, or the Agreement will automatically expire and become null and void.
13.    Revocation Period. If (and only if) Employee is 40 years old or older at the time of this Agreement, the following paragraph applies: Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA and OWBPA. Employee also acknowledges that the consideration given for the waiver and release set forth in paragraphs 3 and 4 of this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the OWBPA Act, that: (1) Employee’s waiver and release does not apply to any rights or claims that may arise after the effective date of this Agreement, or that are otherwise prohibited from release by law; (2) Employee should consult with an attorney prior to executing this Agreement; (3) Employee has up to forty-five (45) days from the Separation Date to consider this Agreement (although Employee may execute this Agreement earlier at the Employee’s discretion); (4) Employee has seven (7) days following execution of this Agreement to revoke the Agreement; (5) Employee has been provided with the statistical information (attached hereto as Appendix A) required by the OWBPA; and (6) this Agreement shall not be effective until the date upon which the revocation period has expired. Employee shall provide a fully executed copy of this Agreement to the Company, attention Leslie McMahon, the date of execution of which by Employee shall begin the seven-day revocation period. Employee may revoke this Release only by giving Ms. McMahon, formal, written notice of the revocation of this Agreement, which should be addressed to Skullcandy, Attn: Leslie McMahon, 1441 Ute Boulevard, Suite 250, Park City, UT 84098, and which should be received by Ms. McMahon, by the close of business on the seventh (7th) day following Employee’s execution of this Agreement.
14.    No Filings or Assignment. Employee represents that Employee has not initiated any suit or action before any federal, state or local judicial or administrative forum with respect to any matter arising out of or connected with Employee’s employment by the Company and/or the termination of that employment. Employee also represents that he has not previously transferred, assigned or conveyed any right or claim released in this Agreement. Employee further represents that he has not suffered any work-related injury during his employment with the Company that he has not reported to the Company.

15.    Confidentiality. Employee represents and agrees that Employee will keep the terms, amount and fact of this Agreement confidential, and that Employee will not disclose any information concerning this Agreement to any third person, other than Employee’s legal and financial advisors or members of Employee’s family, who shall also be advised of its confidentiality and who shall agree to be bound by this confidentiality agreement. Without limiting the generality of the foregoing, Employee specifically agrees that Employee shall not disclose information regarding this Agreement to any current or former employee of the Company. Employee agrees that a prohibited disclosure by Employee, Employee’s family, attorneys, agents, advisors or representatives, whether individually or jointly, of any of the terms and conditions in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.

16.    Mutual Non-disparagement. The Parties agree that, for a period of one year following the Separation Date, they shall not, in any communications with the press or other media or to any customer, client or supplier of the Company, or any affiliate of the Company, criticize, ridicule or make any statement which disparages or is derogatory of each other or its affiliates or any of their respective directors or senior officers, employees or contractors. In responding to inquiries about Employee from prospective employers or other third parties, the Company shall confirm only Employee’s dates of employment, titles, and final rate of pay.

17.    No Representations. Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

18.    Binding Agreement/Governing Law. This Agreement shall be binding upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19.    Severability. Should any provision of this Agreement be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

20.    Encouragement to Consult With Attorney. Employee is encouraged to consult with an attorney before signing this Agreement, but is free to sign the Agreement at the Employee’s discretion.
21.    Voluntary Agreement. Employee acknowledges that Employee has carefully read and fully understands this entire Agreement, and that Employee is voluntarily entering into this Agreement.

22.    Entire Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement and/or Employee’s employment with the Company.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Sincerely,

_______________________
Leslie McMahon
Director, Talent

I expressly acknowledge that I enter this Agreement knowingly and voluntarily, without any coercion or duress, and that I have had an adequate opportunity to review this letter and to consult my attorney regarding it to the extent I wish to do so. I understand the contents of this letter, and I agree to all of its terms and conditions.

Date: ______________________     ______________________________
Nathan Morley